Bloomberg Transcript	initial

Company Name: Lexington Realty Trust	Market Cap: 2,022.25	Bloomberg Estimates - EPS
Company Ticker: LXP US	Current PX: 11.01	Current Quarter: 0.025
Date: 2013-02-21	YTD Change($): +.56	Current Year: 0.358
Event Description: Q4 2012 Earnings Call	YTD Change(%): +5.359	Bloomberg Estimates - Sales
Current Quarter: 91.540
Current Year: 377.000

Q4 2012 Earnings Call

Company Participants

•	Gabriela Reyes
•	T. Wilson Eglin
•	Patrick Carroll

Other Participants

•	Sheila K. McGrath
•	Omotayo Okusanya
•	John Guinee
•	Tayo Okusanya
•	Bill Siegel

MANAGEMENT DISCUSSION SECTION

Operator

Please standby. Good morning and welcome to the Lexington Realty Trust Fourth Quarter 2012 Earnings Conference Call. At this time, all participants have been placed in a listen-only mode, and the floor will be open for your questions following the presentation.

Today's conference is being recorded. It is now my pleasure to turn the floor over to your host Gabriela Reyes, Investor Relations for Lexington Realty Trust. Please go ahead, ma'am.

Gabriela Reyes

Hello, and welcome to the Lexington Realty Trust fourth quarter conference call. The earnings press release was distributed over the wire this morning, and the release and supplemental disclosure package will be furnished on Form 8-K. In the press release and supplemental disclosure package, Lexington has reconciled all historical non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Reg G requirements. If you did not receive a copy, these documents are available on Lexington's website at www.lxp.com in the Investor Relations section. Additionally, we are hosting a live webcast of today's call, which you can access in the same section.

At this time, we would like to inform you that certain statements made during this conference call, which are not historical, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Although Lexington believes expectations reflected in any forward-looking statements are based on reasonable assumptions, Lexington can give no assurance that its expectations will be attained. Factors and the risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in today's press release and from time-to-time in Lexington's filings with the SEC. Lexington does not undertake a duty to update any forward-looking statements.

Joining me today from management are Will Eglin, Chief Executive Officer; Robert Roskind, Chairman; Richard Rouse, Chief Investment Officer; Patrick Carroll, Chief Financial Officer and other members of management.

T. Wilson Eglin

Thanks Gabby, and welcome everyone and thank you for joining the call today. As usual, I would like to begin by discussing our operating results and accomplishments for the fourth quarter.

For the quarter, our company funds from operations as adjusted were $0.25 per share, and we executed well in all areas that impact our business. This strong quarterly result led us to reach the top end of our guidance for the full year. The quarter was characterized by very strong leasing activity of approximately 2.4 million square feet of new and renewal leases signed, leading to an overall portfolio occupancy rate of approximately 97.3% at quarter end, which reduced our 2013 rollover to just 3.6% of our single-tenant revenue. Overall, leasing volume was a record 7.4 million square feet for the year.

In addition, we had good execution on the investment front with property investments closed totaling $114.9 million and we funded $27.1 million on ongoing build-to-suit projects, bringing total investment volume for the year to $247 million, and we believe our pipeline of similar opportunities remains robust. We also had continuing success on the capital recycling front was $30 million of non-core disposition, bringing our total for the year to $181.4 million at a weighted average cap rate of 7.2%.

Furthermore, we continue to drive down our cost of capital, as we continue to take advantage of the significant refinancing opportunities in our portfolio. In the fourth quarter of 2012, we expanded our 7-year secured term loan by $40 million, and swapped the floating LIBOR rate into a fixed LIBOR rate of 1.06% for seven years, so that the interest rate today is fixed at 3.3% on such borrowings. We also issued 4.5 million common shares in connection with the conversion of $31.1 million of our 6% note.

In addition, we've retired $30.1 million of secured debt, which had a weighted average interest rate of 5.6%.

Turning to leasing, our accomplishments in the fourth quarter of 2012 consisted of 2.4 million square feet of new leases and lease extensions, 1.3 million square feet of which were related to suburban office properties. And we had 280,000 square feet of leases that expired and we are not renewed.

Overall, in 2012, we extended 49 leases with annual rents of $47.4 million, a decrease of $2.7 million, compared to previous rent. As of December 31, 2012, we had 2.5 million square feet of space subject to leases that expire in 2013 or which are currently vacant. And we believe that this year we can address roughly 1.2 million to 1.6 million square feet of such expiring or vacant square footage through extensions and dispositions.

Based on our leasing progress this quarter, currently we have just 3% of single-tenant revenue expiring in 2013. So this area of investor concern has been substantially mitigated. We expect our year end occupancy stayed at high level and we believe we can address some of our 2014 and 2015 lease rollovers prior to the end of the year.

Although, our leasing results have been solid, we remain cautious with respect to suburban office fundaments in most markets and where it continues to be a slow recovery. Supplementing our leasing and refinancing success was ongoing progress on adding value to accretive acquisition. We closed on investments in the fourth quarter for $114.9 million, and now we have four build-to-suit projects underway for a total commitment of $136.5 million of which $68.9 million has been invested through December 31, 2012.

The property investments underlying these projects have initial yield of 8.4%, and 9.4% on a GAAP basis and our supplemental reporting package contains an estimated funding schedule for these projects.

Based on our investment pipeline of good prospects, we will be disappointed, if investment activity this year does not total at least $375 million, which should be a 50% increase compared to last year on new originations. We believe that these increased investment activity will contribute meaningfully to our funds from operations in 2014.

We believe that these are very attractive opportunities for us since they are supported by long-term net leases at an average going in cap rate of about 8% to 8.5%, which generally equates to 9.5% to 10%, on a GAAP basis. However, we can give no assurances that these expectations will be realized. Currently, we expect to build-to-suit. We'll have the largest allocation of capital in 2013. We believe there are attractive opportunities and sale/leaseback transactions and in first mortgage lending as well.

In addition to our portfolio of long-term leases with escalating rents continues to be a priority for us in order to further strengthen our cash flows, extend our weighted average lease term, reduce the average age of our portfolio and support our dividend growth objectives.

As a result of our leasing activity and new investments, we now generate approximately 23.1% of our revenue from leases of 10 years or longer, compared to 15% when 2012 began. Over time, our goal is to drive half of our revenue from leases 10 years or longer. Further, our lease rollover in 2013 to 2017 has been reduced from 48.8% of revenue at year end 2011 to 38.9% as of year end 2012.

By any measure, we're making good progress in managing down our exposure to shorter-term leases, and extending our weighted average lease term in the portfolio, which is now 7.1 years compared to 6.2 years a year ago. Our successful asset recycling programs help to drive down our cost of capital, as it's continue to generate proceeds for accretive acquisitions and debt repayments. We expect to continue to recycle capital with a focus on capturing the value of our multi-tenant and retail properties.

In the fourth quarter of 2012, we completed five dispositions for $30 million and capital recycling will continue to be a focus of the company, and our efforts to further transform our portfolio. We're targeting $100 million to $150 million of disposition activity in 2013, and the net proceeds will be deployed into new investments.

Our balance sheet changed significantly in 2012 in a very positive ways, and we have included in the supplemental disclosure package on page 40, additional information showing our credit metrics, both at year end and adjusted for certain events on a pro forma basis. We're very pleased with the progress we have made in this area and are optimistic about further improvements in these measures.

Subsequent to quarter end, we've retired $21 million of mortgage debt and converted $35 million of convertible notes into 5 million shares. These shares have always been included in our guidance and reported company funds from operations. So this transaction accomplished a de-leveraging with the modest cash outlay.

In addition, we obtained an 80% loan to cost $40 million first mortgage on a property in the Lenexa, Kansas, which have a 15-year term at a blended fixed rate of 3.7%. We also obtained $15.3 million of mortgage financing on a joint venture property in Palm Beach Gardens, Florida. This loan bears interest at 3.7% and matures in five years. While we continue to unencumbered assets and shift our debt for the balance of secured and unsecured financing from time-to-time, we expect to obtain secured financing when it is advantageous to do so.

A good example of the situation where it made sense occurred in the fourth quarter with the $59.5 million, a 11 year financing of our Palo Alto, California property, which was a 180% loan to cost non-recourse mortgage.

This year, we have $238.4 million of non-recourse debt maturing at a weighted average interest rate of 5.5%. We intend to payoff $137.9 million of these mortgages at par on March 1, 2013. Earlier this month, we closed on a four year $300 million unsecured credit facility and a $250 million unsecured five-year term loan facility, none of which are currently drawn, so we have substantial financial flexibility. All of our corporate level borrowings including our seven-year term loan closed last year are now unsecured.

The properties with mortgages, we intend to pay off on March 1, have a gross book value of $222.6 million, and our debt is 40.5% of our gross asset value and we expect 41.5% of our gross assets will be unencumbered as of March 1, 2013. The company continues to make steady progress on unencumbering its portfolio and reducing secured indebtedness. The March 1 pay downs will address 58% of our 2013 debt maturities and significantly lower our financing costs, leaving $641 million of our mortgages maturing through 2015, at a weighted average interest rate of 5.6%. The company still has a significant opportunity to lower its financing costs and unencumbered assets which we expect will improve our cash flow and financial flexibility.

Now, I'll turn the call over to Pat, who will take you through our results in more detail.

Patrick Carroll

Thanks, Will. During the quarter, Lexington net gross revenues of $95.5 million, comprised primarily of lease trends and tenant reimbursement. The increase compared to the fourth quarter of 2011 of $16 million relates primarily to built-to-suit projects coming online, the acquisition of NLS, and increased occupancy. In the quarter, GAAP rents were in excess of cash rents by approximately $7.5 million, including the effect of above and below market leases. At the year ended December 31, 2012, GAAP rents were in excess of cash rents by $9.6 million.

On page 41 of the supplement, we have included our estimates of both cash and GAAP rents for 2013 through 2017 for leases in place at December 31, 2012. We've also included same-store NOI data and the weighted average lease term of our portfolio as of December 31, 2012 and 2011. In the fourth quarter, we recorded $4.3 million at the income sales of properties and an $8.6 million debt satisfaction charge, primarily relating to a non-cash charge required under GAAP relating to the retirement and conversion of our 6% notes.

On page 38 of the supplement, we've disclosed selective income statement data for our consolidated but non-wholly owned properties and our joint venture investments. We also have included non-cash interest charges recognized in the year ended December 31, 2012 on page 39 of the supplement.

In the fourth quarter of 2012 compared to the fourth quarter of 2011, interest expense decreased by $900,000 primarily due to refinancing our debt at lower rate. This has resulted in an interest coverage of approximately 2.7 times, fixed charge coverage of approximately 1.9 times, and net debt-to-EBITDA of approximately six times on a pro forma basis.

Non-operating income decreased $2.7 million primarily due to the payoff of mortgages receivable in 2012 and 2011 and a default of borrow on one of our notes receivable. Equity in earnings from joint ventures decreased by $9.6 million, primarily due to the collection of a note receivable held in a joint venture in 2011, and the reduction in the equity pickup from NLS due to our acquisition of our partner's interest in 2012.

Now, turning to the balance sheet, we believe our balance sheet is strong as we've continued to increase our financial flexibility and capacity. We had $60.8 million of cash at quarter-end including cash classified as restricted. Restricted cash balances relate to money primarily held with vendors as escrow deposits on mortgages. At year, we had about $1.9 billion of consolidated debt outstanding, which had a weighted average interest rate of 5.4%, almost all of which is at fixed rates. The significant components of other assets and liabilities are included on page 39 of the supplement.

During the quarter ended December 31, 2012, we paid approximately $5.2 million lease cost and approximately $8.9 million in tenant improvements, including $2.8 million relating to the Wyndham lease in Orlando Florida and $5.3 million for the EPA lease in the Lenexa, Kansas.

Our net expenditures were essentially covered by the least termination fee paid by the prior tenants in 2011. In our press release, we have a reconciliation of company FFO, the company FAD. In 2013, we project expected tenant improvement in lease costs to be approximately $42 million or $0.21 per share. These amounts totaled $39 million in 2012 or $0.21 per share.

Of the $39 million spent in 2012, $9.9 million was spent on the Lenexa, Kansas property, $9.3 million on the Orlando property, $3.2 million on the Transamerica Tower in Baltimore, and $3.1 million on the Palo Alto property. These expenditures reflect the lease rollover profile of our portfolio and are expected to return to normalize annual level of $0.10 to $0.15 per share in 2014. We recovered the $13 million invested in our Nextel and Power also, when these properties were refinanced with an aggregate of $99.5 million of first mortgage debt at interest rates below 4%.

Starting on page 29 through page 33 of the supplement, we disclosed the details of all consolidated mortgages maturing through 2017. We have also included on page 16 of the supplement, the funding projections for our four current build-to-suit projects. We have also included on page 40 of the supplement a summary of our credit statistics.

Now, I would like to turn the call back over to Will.

T. Wilson Eglin

Thanks, Pat. In summary, we had a great quarter, strong year and we believe we are off to a good start in 2013. We expect to continue to execute proactively on leasing opportunities in order to maintain high levels of occupancy, and address lease rollover risk; two, realize values on non-core properties and certain fully valued properties. Third capitalized on our substantial refinancing opportunities, helping us drive down our cost of capital, and finally we're going to continue to focus on investing build-to-suit properties in other accretive investment opportunities.

With opportunities to refinance our debt at considerably lower rate acquisition that improve cash flow and upgrade the quality of our portfolio, a conservative dividend pay out ratio, and moderate levels of debt, we believe we are very well positioned to create meaningful value for our shareholders and grow our dividend.

Today, we announced guidance for 2013 company funds from operations as adjusted within a range of $1.01 to a $1.04 per share reflecting our most significant annual growth to financial crisis of 2008 and 2009. Our guidance is forward-looking and reflects the comments that we've made on today's call and a diluted share count of roughly $205 million, which includes $7.1 million shares underlying our 6% convertible guarantee notes.

We also believe that 2013 will be another successful year for Lexington. We believe we have a good pipeline of acquisition opportunities, very active discussions with numerous tenants with respect to lease extensions and a lot of debt maturing with above market interest rate at a time when market conditions are favorable and we believe, we can currently obtain 5 to 10 year financing of rates between 3% and 4%.

Operator, I have no further comments at this time, so, we're ready for you to conduct the question-and-answer portion of the call.

Q&A

Operator

Thank you, sir. [Operator instructions] We'll take our first question from Sheila McGrath with Evercore.

<Q - Sheila K. McGrath>: Yes, good morning. Well, over the last year or two years really, your emphasis has really been focused on some of the forward commitment build-to-suit opportunities. Your commentary seems to indicate much more optimistic on acquisition volume. So I'm just wondering is that going to be a mix of the build-to-suit and traditional acquisitions?

<A>: Yeah, I think it will be Sheila. Last year, the mix between build-to-suit and other tax and adjustments was about two thirds in favor of build-to-suit. Looking ahead that mix might be 50% build-to-suit as that reflects the fact that our cost of capital has come down considerably and we can find some accretive investment opportunities and sale lease back, which we've sort of stayed away from over the last few years. So I do think that we can be more active in sale lease back which will make it easier for us to act on growth opportunities.

<Q - Sheila K. McGrath>: With – and you close on over I think $200 million of investments last year. Can you give us a sense of what's doable on this year?

<A>: Well, I knew it – excluding the NLS acquisition, new transaction activity was about $247 million last year. That was a 50% increase compared to 2011. And we'd like to do 50% more this year and we think we have a pretty good visibility on that type of opportunity.

<Q - Sheila K. McGrath>: Okay. And could you remind us what the necessary steps for LXP to pursue? What's left for you to kind of pursue an investment grade rating? And if that's the strategy, your thoughts on timing?

<A>: Yeah. It's definitely the strategy. I think the main gaining [ph] item for us is to continue to unencumbered assets as our debt comes due and obviously, acquiring properties on a free and clear basis would speed that process along. Once we utilize our credit facilities to retire our March 1st debts, we have a lot of less debt maturing in the next 12 months obviously.

So, I think that we'd certainly like to make sure we've got the range in place that we want, and prior to addressing our 2014 maturities. And we would really like to have a favorable rating so that we can access the perpetual preferred market and retire a Series D preferred, which currently has a coupon of 7.55%, so that would be an obvious refinancing opportunity for us.

<Q - Sheila K. McGrath>: Okay. Last question. Could you tell us if you happen to look at the portfolio, the net lease portfolio that we repurchased? And if you did, why it wasn't necessarily a good fit, and also if there's any other portfolio opportunities on the horizon?

<A>: Yeah. We did look at the call portfolio and we're absolutely thrilled that the market has reacted well to the Spirit's purchase. The net lease sector is getting bigger and bigger and all the companies seem to be having good amount of success. So I think that bodes well for everyone in the space. From our standpoint, even that's in our mind the weighted average lease term in that portfolio was maybe around nine years. We're very focused on longer-term leases to try to extend our weighted average lease term. And given the amount of secured debt in that portfolio that that would have been I think a step away from what we're trying to accomplish. So it wasn't a good fit for us, but it seems to fit with Spirit very well. So that's good news for Spirit shareholders and everybody who invested in the net lease sector as well.

<Q - Sheila K. McGrath>: And then, Will, are there any other portfolios that you're looking at? Or that you think are coming to market this year?

<A - T. Wilson Eglin>: We're not looking at that anything of size that the large transactions that have been in the market in the last 12 months. We've looked at periodically. We're showing portfolio acquisitions, but there is nothing that we're actively working on.

<Q - Sheila K. McGrath>: Okay, all right. Thank you.

Operator

Thank you. We will take our next question from Tayo Okusanya with Jefferies.

<Q - Omotayo Okusanya>: Yes, good morning everyone. Couple of questions. First of all the investment outlook of $275 million. Could you talk about the timing related to that stuff, when you expect it to actually hit your numbers and just how much of that is actually built into your 2013 guidance?

<A>: Well, I guess for modeling purposes, I would show it's coming in ratably over the course of the year and our numbers assuming that we'll reach that volume objective. I do want to point out sort of the built-to-suit doesn't really show up from an accretion standpoint until – later until projects are finished.

<Q - Omotayo Okusanya>: Yeah, okay.

<A>: Because while were funding projects does have a modest drag on earnings.

<Q - Omotayo Okusanya>: Okay, that's helpful.

<A>: So we're – but with visibility on that much volume, we are much, much more confident about our earnings growth prospects looking at 2014 than we otherwise would have been.

<Q - Omotayo Okusanya>: Yeah, that's helpful. And then on the mark-to-market and the portfolio, just talk a little bit about the large negative mark on the Kelsey-Hayes as well as the [indiscernible] building, kind of what – there is something unique to those two assets.

<A>: Well, I mean the Kelsey-Hayes is, obviously for – there is a lot more value in getting a 10 year lease than a five year lease. So getting a 10 year extension and also that reflects the fact that those are suburban Detroit properties. The Schlumberger [ph] lease really reflects the fact that that was at the end of very long lease term that was written when interest rates were very high. But again that the value there in getting a long-term extension would show up with very favorable financing terms and one of the things that we're looking at is financing that asset. So those were a little bit unique, but the value of getting that 10 year term Schlumberger properties was of a great value to us.

<Q - Omotayo Okusanya>: Okay.

<A>: We still are in a market cycle where we have marketing rents down on suburban office properties has been...

<Q - Omotayo Okusanya>: How much would you estimate of the markdown.

<A>: Sorry,

<Q - Omotayo Okusanya>: Typically how much would you estimate of the markdown at this point in your portfolio excluding this kind of unique situations?

<A>: Well, we've said that our suburban office rents are above market through 2015. And our focus is on, what kind of yield can we sustain in relation to original cost as we mark rents down and our base assumption is that we mark, as we mark rents in suburban office, we'll end up with an unlevered deals on original cost of about 7.25.

<Q - Omotayo Okusanya>: Okay.

<A>: And we think we can refinance the underlying debt at rate of 3.5 to 4. So from our standpoint, the real question is what kind of yield on equity can we sustain as we go through that process and we don't view that as a bad outcome.

<Q - Omotayo Okusanya>: Okay, that's very helpful and the markdown and planned analysis what like roughly about a 5% number?

<A>: For the whole portfolio?

<Q - Omotayo Okusanya>: Yeah.

<A>: Yeah, that sounds about right.

<Q - Omotayo Okusanya>: Okay, that's helpful. And then the debt refinancing in the first quarter of 2013 to $138 million, could you let us know what the interest rate effect of that is, is that a 5.5% average for your portfolio, but is it always a little bit higher or lower?

<A>: What's the March 1 maturities?

<A>: Yes.

<A>: The March 1 maturity is up 5.5%

<Q - Omotayo Okusanya>: Is up 5.5%, okay. Thank you, very much.

Operator

Thank you, we'll take our next question from John Guinee with Stifel Nicolaus.

<Q - John Guinee>: Hi, couple – bunch of questions but just a quick follow-up, first the somebody did ask the question and you've said that the new leases on original cost would yield about a 7.5 and...

<A>: It's safe to say, our base assumption looking at 14 and 15 well over John is about 7.25 yield on original cost, it's given where cap rates have gone, isn't a bad outcome for us.

<Q - John Guinee>: But if you did the deal, let's say you did those deals, Pat in a different environment as a 10 yield on original cost.

<A>: Yeah, but we weren't and there might have been eight John without going into great detail, but it might have been eight with the mortgage of six. So I think we're actually generating a wider spread between rents and interest expense that we were before.

<Q - John Guinee>: Yes that's sort of – that's sort of the old game of coding leverage of a gross book value because if your original cost at a 20% step up for TIs and leasing commissions isn't a relevant number?

<A>: I think the relevant number is what is rent and interest expense.

<Q - John Guinee>: Okay. Second, how are you handling Palo Alto? What's happening there as you've got a basically a fully amortizing loan to match the lease term and then the – and my understanding is the building goes back to the tenant? So it's a cash neutral transaction, but what are you able to generate in terms of GAAP FFO per annum on Palo Alto?

<A>: We did that lease in the third quarter. John, we did that lease in the third quarter. It was disclosed in that supplement – in the third quarter supplement, I don't have in front of me, to be perfectly honest with you.

<Q - John Guinee>: But is the day, basically if the cash neutral financing, but are you going to be able to book FFO [ph] any GAAP income off of that asset over the next 10 years?

<A>: Yes, because we still own the assets, we still collect the rent, which get straight line and we recognized the interest expense from the amortizing mortgage. So yes, it does generate FFO.

<Q - John Guinee>: Okay. Any idea how much?

<A>: Like I said John, it is disclosed in the third quarter supplement. I just don't have it in front of me.

<Q - John Guinee>: Okay, great. Then so the last, well, a few more questions up. Taxable income I think bounced up against your dividend in 2012, what exactly was your taxable income in 2012? And what do you expect it to be in 2013?

<A>: Taxable income was the same as the dividend in 2012, and we expect a slight increase in 2013.

<Q - John Guinee>: Okey doke. And then also is there any unusual accounting with the Palm Beach Gardens, where you had a short-term lease, short-term loan...

<A>: No.

<Q - John Guinee>: And lots, okay.

<A>: No, no. That loan was made at closing. So, it was only outstanding couple of weeks.

<Q - John Guinee>: Yeah, okay. And then looking at page 17, Foxboro, Mass has 252,000 square feet, zero cash income and just a little bit of gap. What's going on at Foxboro?

<A>: Which one is this John?

<Q - John Guinee>: It's Invensys Systems.

<A>: Invensys was analyst property, it had odd lease payments. So, we only show the cash rents that we acquire – what we – that we have collected at Lexington, since the NLS acquisition. So the rent gets paid I believe in the first and January and either June 30 or the July 1, so it's an odd payment, so that's why you'll see zero cash rent.

<Q - John Guinee>: All right. Okay, thank you very much. Nice job guys.

<A>: Thank you.

Operator

Thank you. We'll take our follow-up question from Tayo.

<Q - Tayo Okusanya>: Hi, yes. Just another – if you do end up with another kind of $275 million of investments. How do you kind of think about long-term financing associated with that volume of acquisitions? Or that...

<A>: We're assuming roughly 40% leverage and the balance would be financed through a mix of disposition proceeds and potentially equity. We did run our ATM program earlier this quarter. So we got a good a chunk of that out of the way, but our view is that we would utilize the mix of sale proceeds and equity if market conditions are favorable and we always have a plan to recycle more capital from sales in case the equity market isn't accessible and favorable terms.

<Q - Tayo Okusanya>: Okay, that is helpful. And then just from a CapEx perspective because of the elevated levels, this quarter your FAD was actually below your quarterly dividend. I am just kind of curious what your outlook is for kind of CapEx spend in 2013 and whether that continues to put a lot of pressure on FAD relative to FFO?

<A>: We project that on a per share basis 2013 would be about $0.21.

<Q - Tayo Okusanya>: $0.21, okay.

<A>: But that's about the same. We do have good visibility on those expenditures declining in 2014. The things that are impacting our cash flow favorably as we look forward are reduced debt service obligations, less money going out the door on occupancy related costs, and accretion from new acquisitions.

<Q - Tayo Okusanya>: Great, thank you.

Operator

Thank you. We'll take our last question today from Bill Siegel with Development Associates.

<Q - Bill Siegel>: Thank you, gentlemen. Two questions. You have been continuing to drive FFO by doing the job of lowering your cost capital you're borrowing, that all made come to an end here, your orders have [ph], how are rents trending for your renewals and on your new properties? You touched a little on suburban office rents, but across the portfolio?

<A>: Well rents in retail and industrial are essentially flat in sort of that market right now. So, we don't view ourselves having real exposure from a downward mark-to-market on that. But we are marking suburban office rents down as we've said, we think that is still two to three year process for most suburban office landlords and the economy is growing and jobs are being created but corporations are still focused on generating efficiencies from the real estate, and that's still in on line to several year – several year process.

<Q - Bill Siegel>: Very good. Secondly, you for the first time, I may have misunderstood, but I think you mentioned some first mortgage lending opportunities, I traditionally then thought that was equity REIT [ph], are you going to be originating loans out of the portfolio?

<A>: We've been originating loans in a relatively small number for several years, it's not a big part of our business, but it is a part of our business and we do see some opportunity in that space.

<Q - Bill Siegel>: Very good, thank you.

Operator

Thank you, ladies and gentlemen this does conclude our question-and-answer session for today. At this time, I would like to turn the conference back over to Mr. Will Eglin for closing comments.

T. Wilson Eglin

Well, thank you all again for joining us this morning. We are very excited about our prospects for this year and beyond. And as always we appreciate your participation and support. If you would like to receive our quarterly supplemental package please contact Gabriela Reyes or you can find additional information on our Company at our website www.lxp.com, and in addition as always you may contact me or the other members of senior management with any questions. Thanks again.

Operator

Thank you, ladies and gentlemen this does conclude today's presentation. You may now disconnect.

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